Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

MOSAIC ANNOUNCES PHOSPHATE PRODUCTION CURTAILMENT

PLYMOUTH, MN, December 28, 2011 – The Mosaic Company (NYSE: MOS) announced a plan to reduce finished phosphate production by up to 250,000 tonnes through March 31, 2012.

“Isolated phosphate market spot prices have become disconnected with the underlying agricultural fundamentals. As dealers and distributors focus on the macroeconomic uncertainty and delay purchases for the North American Spring Season, near term supply of phosphate barges on the Mississippi River has exceeded near-term demand. The current spot prices in this market do not reflect our outlook for the business, nor do we think they are sustainable. In response, we have decided to cut planned production by 250,000 tonnes over the next three months,” said Jim Prokopanko, President and Chief Executive Officer.

The Company’s second quarter results will be released after close on January 4, 2012. Volumes and pricing for the second fiscal quarter were within prior guidance ranges, for both phosphate and potash. The Company will provide guidance for the third fiscal quarter in the January 4, 2012 earnings release.

“We continue to expect an above average application season in North America and record-setting global demand for both phosphate and potash in 2012,” stated Prokopanko. “We are confident strong farmer economics and agricultural fundamentals will ultimately prevail over the near-term cautious sentiment.”

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams or possible efforts to reduce the flow of excess nutrients into the Gulf of Mexico; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.